SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported)   October 30, 2003

EXACTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

0-28240	59-2603930
(Commission File Number)	(IRS Employer Identification No.)

2320 NW 66th Court

Gainesville, Florida 32653

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code   (352) 377-1140

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

On October 30, 2003, Exactech, Inc. (the “Company”) acquired a minority interest in Altiva Corporation (“Altiva”), an early stage company which is building an asset portfolio through the acquisition of existing spinal products and systems as well as acquiring broad distribution rights to other existing spinal market technologies. The acquisition was consummated under a Securities Purchase Agreement (the “Agreement”) between the Company and Altiva. Under the terms of the Agreement, the Company purchased a number of shares (the “Initial Series C Preferred Shares”) of Altiva’s Series C Preferred Stock, par value $.01 (the “Series C Preferred Stock”), a newly-created class of Altiva’s capital stock of which the Company is the only holder, for a purchase price of $1,000,000 in cash. The Initial Series C Preferred Shares are convertible into 16.7% of the outstanding shares of common stock, $.01 par value (the “Common Stock”) of Altiva, assuming conversion of all outstanding shares of Altiva’s convertible preferred stock. All of the outstanding shares of the Series C Preferred Stock have a liquidation value that has a priority that is superior to that of any other class or series of capital stock of Altiva. The holders of the Series C Preferred Stock vote with the holders of the Common Stock as one class on matters submitted to these stockholders.

In addition, under the terms of the Agreement, the Company agreed to make loans (the “Loans”) available to Altiva in the aggregate amount of up to $5 million for a period of five years following the closing, subject to satisfaction of specified conditions. The terms of the Agreement provide that proceeds of the Loans may be used only to fund the acquisition by Altiva of various spine and spine-related product lines for which Altiva may engage in development, manufacturing, marketing and distribution (the “Spine Product Lines”). The Agreement provides that each Loan will be secured by the assets of all of the Spine Product Lines acquired with the proceeds of Loans. The Loans will be evidenced by Altiva’s convertible promissory note which is convertible into shares of the Series C Preferred Stock at any time between October 29, 2005 and October 28, 2008.

In the event the Company makes Loans to Altiva in a total amount equal to the entire $5 million commitment and the Company elects to convert the entire outstanding principal and accrued interest of these Loans into shares of Series C Preferred Stock, then the Company will receive a number of shares of Series C Preferred Stock which, together with the Initial Series C Preferred Shares, will be convertible into 54.5% of the outstanding shares of Altiva’s Common Stock, assuming conversion of all outstanding shares of Altiva’s convertible preferred stock. Altiva has also granted to the Company an option so that if the entire $5 million is not loaned to Altiva, the Company will be able to buy that number of additional shares of Series C Preferred Stock equal to the number of shares into which the amount equal to the unused portion of the commitment would be convertible if that amount had been loaned to Altiva by the Company.

The Company has also committed to provide to Altiva a working capital line of credit in an amount up to $6 million which the Company will either provide or guarantee if it is provided by a financial institution that is acceptable to the Company. The working capital line of credit will be based on traditional receivables and inventory loan allowances. Altiva’s repayment and other obligations to the Company under the working capital line of credit or guarantee of a working capital line will be secured by the grant by Altiva to the Company of a security interest in all of Altiva’s assets. If the security interest is granted to secure Altiva’s obligations under a guarantee to repay the Company then the security interest shall be subordinated to any security interests granted to the lender that provides the working capital line.

In addition, in connection with the closing of the acquisition under the Agreement, the Company, Altiva, all other holders of the Company’s preferred stock and certain officers of Altiva (collectively, the “Stockholders”) entered into a stockholders agreement (the “Stockholders Agreement”). Under the terms of the Stockholders Agreement, Altiva and the Stockholders granted to the Company an option (the “Buyout Option”) to purchase all of the outstanding shares of Altiva’s Common Stock, preferred stock and securities that are convertible into Common Stock or preferred stock, or all or substantially all of the assets of Altiva. The purchase price payable under the Buyout Option will be based on a valuation of Altiva that is obtained by reference to a multiple which is indexed to the price of the Company’s common stock and multiplied by Altiva’s trailing twelve months revenue at the time the Buyout Option is exercised. The valuation of Altiva used to compute the purchase price may not be less than $25 million. The Company may exercise the Buyout Option at any time between October 29, 2005 and October 28, 2008. The Stockholders Agreement also provides customary restrictions on transferability of the shares of capital stock beneficially owned by the Stockholders, rights of first refusal and provisions pertaining to corporate governance including the right of the Company to designate a representative to sit on Altiva’s Board of Directors.

The foregoing information contained in this Form 8-K with respect to the Agreement and the other agreements provided for in the Agreement is qualified in its entirety by reference to the complete text of the Agreement (including certain exhibits to the Agreement), which is filed herewith as an exhibit and is incorporated by referenced herein.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

Not	Applicable.

(b)	Pro Forma Financial Information.

Not	Applicable.

(c)	Exhibits

2.1	Securities Purchase Agreement, dated as of October 29, 2003, by and between the Company and Altiva Corporation.

Exhibit Number	Description
2.1	Securities Purchase Agreement, dated as of October 29, 2003, by and between Exactech, Inc. and Altiva Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 31, 2003	EXACTECH, INC. By: /s/ Joel C. Phillips Joel C. Phillips Chief Financial Officer

Exhibit Index

Exhibit Number	Description
2.1	Securities Purchase Agreement, dated as of October 29, 2003, by and between Exactech, Inc. and Altiva Corporation.